EXHIBIT 21
APPLIED INDUSTRIAL TECHNOLOGIES, INC. FORM 10-K FOR
FISCAL YEAR ENDED JUNE 30, 2012
SUBSIDIARIES (as of June 30, 2012)

Name	Jurisdiction of Incorporation or Organization
* 9044-2294 Canada Inc.	Quebec

* A&H Fluid Technologies, Inc.	Alabama

* Air-Hydraulic Systems, Inc.	Minnesota

* Air Draulics Engineering Co.	Tennessee

AIT Canada, ULC	Nova Scotia

AIT International Inc.	Ohio

Applied Australia Holdings Pty Ltd.	Victoria, Australia

Applied Canada, ULC	Nova Scotia

Applied Canada Holdings, ULC	Nova Scotia

* Applied Fluid Power Holdings, LLC	Ohio

Applied Industrial Technologies - CA LLC	Delaware

Applied Industrial Technologies - Capital, Inc.	Delaware

Applied Industrial Technologies - Dixie, Inc.	Tennessee

Applied Industrial Technologies, LP	Ontario

Applied Industrial Technologies - PA LLC	Pennsylvania

Applied Industrial Technologies - PACIFIC LLC	Delaware

Applied Luxembourg, S.a.r.l.	Luxembourg

* Applied México, S.A. de C.V. (97%-owned by subsidiaries of Applied Industrial Technologies, Inc.)	Mexico

Applied Mexico Holdings, S.A. de C.V.	Mexico

Applied Northern Holdings, ULC	Nova Scotia

Applied Nova Scotia Company	Nova Scotia

Applied US, L.P.	Delaware

BER International, Inc.	Barbados

* Bay Advanced Technologies, LLC	Ohio

Bearing Sales & Services Inc.	Washington

Bearings Pan American, Inc.	Ohio

* Carolina Fluid Components, LLC	Ohio

* DTS Fluid Power, LLC	Ohio

* ESI Acquisition Corporation (d/b/a Engineered Sales, Inc., ESI Power Hydraulics, and Applied Engineered Systems)	Ohio

* FluidTech, LLC	Ohio

* HydroAir Hughes, LLC	Ohio

* Power Systems, LLC	Ohio

* Rafael Benitez Carrillo Inc.	Puerto Rico

* Specialites Industrielles Harvey Inc.	Quebec

* Spencer Fluid Power, Inc.	Ohio

* UZ Engineered Products Inc.	Canada (Federal)

* UZ Engineered Products LLC	Ohio

* VYCMEX Mexico, S.A. de C.V.	Mexico
* Operating companies that do not conduct business under Applied Industrial Technologies trade name